UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 23, 2008

FCStone Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33363	42-1091210
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

10330 NW Prairie View Road, Kansas City, Missouri 64153

(Address of principal executive offices) (Zip Code)

(800) 255- 6381

Registrant’s telephone number, including area code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 Registrant’s Business and Operations

Item 1.01	Entry into a Material Definitive Agreement.

Credit Agreement

On July 23, 2008, FCStone, LLC, a wholly-owned subsidiary of FCStone Group, Inc. (the “Company”), as borrower, entered into a Credit Agreement with Bank of Montreal, as administrative agent, and the lender parties thereto (the “Credit Agreement”), which provides that FCStone, LLC may borrow up to $250.0 million to finance commercial customer margin calls. Payments under the Credit Agreement are guaranteed by the Company.

Loans made under the Credit Agreement bear interest at the federal funds rate plus 1.75% per annum and must be repaid within seven business days. The Credit Agreement contains certain customary restrictive covenants, and also contains customary events of default, including nonpayment of principal or interest, violations of covenants, cross defaults, bankruptcy and material judgments, and a change of control. The termination date of the Credit Agreement is July 22, 2009.

The description in this report of the agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the agreement. A copy of the agreement is attached to this report as Exhibit 10.1 and is incorporated herein by reference.

In connection with the closing of the Credit Agreement, the Company terminated the Master Loan Agreement, initially dated February 15, 2001, and subsequently amended, between FCStone, LLC, and Deere Credit; and the Floating Rate Loans, initially dated September 15, 2000, and subsequently amended, between FCStone, LLC and Harris Trust Savings Bank.

No material termination fees or penalties were incurred by the Company in connection with the termination of the prior credit agreements. There are no material relationships between the Company or its affiliates and any of the lenders, other than as described above

Amended and Restated Senior Subordinated Loan Agreement

On July 23, 2008, FCStone, LLC also entered into an Amended and Restated Senior Subordinated Loan Agreement by and among Bank of Montreal, as agent, and Deere Credit, Inc., and BMO Capital Markets, as co-lead arranger and joint book runner, and BMO Capital Markets Financing, Inc., Deere Credit and Bank of America, N.A., as lenders, which provides that FCStone, LLC may borrow up to an aggregate of $55.0 million to be used to meet minimum capital requirements for regulatory purposes. FCStone, LLC currently has capital in excess of minimum capital requirements, but has entered into the Amended and Restated Senior Subordinated Loan Agreement in view of the possibility of future increases in its minimum capital requirements. Payments under the Agreement are guaranteed by the Company.

Advances made under the Amended and Restated Senior Subordinated Loan Agreement bear interest at either the prime rate plus 1.5% per annum or at an adjusted LIBOR rate plus 3.0% per annum. Advances mature one year from the date of the advance, and no advances will be made after July 22, 2009.

The description in this report of the agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the agreement. A copy of the agreement is attached to this report as Exhibit 10.2 and is incorporated herein by reference.

The Amended and Restated Senior Subordinated Loan Agreement amends, restates and replaces the Senior Subordinated Loan Agreement with Bank of Montreal, as agent, and BMO Capital Markets Financing, Inc., as lender, dated June 2, 2008.

In connection with the closing of the Amended and Restated Senior Subordinated Loan Agreement, the Company terminated the Revolving Subordinated Loan Agreement, dated November 21, 2001, and subsequently amended, between FCStone, LLC, and Deere Credit, Inc. No material termination fees or penalties were incurred by the Company in connection with the termination of the Revolving Subordinated Loan Agreement. There are no material relationships between the Company or its affiliates and any of the lenders, other than as described above

Item 1.02	Termination of a Material Definitive Agreement.

The information with respect to the termination of the previous credit agreements is set forth in Item 1.01 and is hereby incorporated in this Item 1.02 by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of the Registrant.

The information included in Item 1.01 of this report is incorporated by reference into this Item 2.03.

Item 8.01	Other Events

On July 24, 2008, the Company issued a press release announcing the Credit Agreement and the Amended and Restated Senior Subordinated Loan Agreement. A copy of the press release is attached hereto as Exhibit 99.1 to this report and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description
10.1	Credit Agreement among FCStone, LLC, the lenders parties thereto, and Bank of Montreal, as administrative agent, dated July 23, 2008.

10.2	Amended and Restated Senior Subordinated Loan Agreement by and among Bank of Montreal, as agent, Deere Credit, Inc. and BMO Capital Markets, as co-lead arranger and joint book runner, and BMO Capital Markets Financing, Inc., Deere Credit and Bank of America, N.A., and FCStone, LLC, dated July 23, 2008.

99.1	Press Release, dated July 24, 2008.

* * *

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FCSTONE GROUP, INC.
Dated: July 24, 2008
	By:	/s/ William J. Dunaway
William J. Dunaway
Chief Financial Officer

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